Exhibit 5.1

Morrison & Foerster Gaikokuho Jimu Bengoshi Jimusho Morrison & Foerster Law Offices (Registered Associated Offices)	SHIN-MARUNOUCHI BUILDING, 29TH FLOOR 1-5-1 MARUNOUCHI CHIYODA-KU, TOKYO 100-6529 JAPAN TELEPHONE: +81 3 3214 6522 FACSIMILE: +81 3 3214 6512 〒100-6529 東京都千代田区丸の内1-5-1 新丸の内ビルディング29階

October 25, 2024

Board of Directors

TNL Mediagene

23-2 Maruyamacho

Shibuya-ku, Tokyo 150-0044

Japan

4F., No. 88, Yanchang Rd.

Xinyi District

Taipei City 110

Taiwan

Re:	Registration Statement on Form F-4

Ladies and Gentlemen:

We are acting as counsel to TNL Mediagene, an exempted company with limited liability organized under the laws of the Cayman Islands (the “Company”), in connection with its registration statement on Form F-4 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), for, among other things, the purpose of registering certain warrants (the “Warrants”) originally issued pursuant to the Warrant Agreement, dated December 2, 2021 by and between Blue Ocean Acquisition Corp (“Blue Ocean”) and Continental Stock Transfer & Trust Company (“Continental”), which are to be assumed by the Company pursuant to the Agreement and Plan of Merger dated June 6, 2023, as amended by the First Amendment to the Agreement and Plan of Merger dated as of May 29, 2024 and the Second Amendment to the Agreement and Plan of Merger dated as of October 23, 2024 (the “Merger Agreement”) by and among Blue Ocean, the Company, and TNLMG (formerly “TNL Mediagene”), a Cayman Islands exempted company and a wholly owned subsidiary of the Company (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub will merge with and into Blue Ocean (such merger, the “Merger”), with Blue Ocean surviving the Merger as a wholly owned subsidiary of the Company. All capitalized terms used but not defined in this letter shall have the meanings given to them in the Registration Statement.

Upon assumption by the Company of the Warrants at the consummation of the Merger, each whole Warrant, when exercisable pursuant to the terms of the Warrant Agreement, will entitle the Warrant holder to purchase one ordinary share of the Company, par value $0.0001 per share (the “Warrant Shares”). The assumption will be effected by an Assignment, Assumption and Amended & Restated Warrant Agreement to be entered by and between Blue Ocean, the Company and Continental at the consummation of the Merger substantially in the form attached as Exhibit 4.7 to the Registration Statement (the “Assumption Agreement”).

Board of Directors

TNL Mediagene

October 25, 2024

Page Two

As counsel for the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion and we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the assumption of the Warrants and the execution of the Assumption Agreement.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established or verified the facts so relied on. In rendering this opinion, we have relied on the opinion of Walkers (Hong Kong), being filed as an exhibit to the Registration Statement, that all necessary corporate action on the part of the Company has been taken under the laws of the Cayman Islands to authorize the assumption of the Warrants and the execution of the Assumption Agreement, and that the Company had the power and authority to execute and deliver, and to perform and observe the provisions of such documents under the laws of the Cayman Islands, and that such documents constitute the valid, legal and binding obligations of the Company under the laws of the Cayman Islands. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the laws of the State of New York as currently in effect. We express no opinion as to the enforceability of the New York choice-of-law provisions contained in the Warrant Agreement and the Assumption Agreement. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

Based upon the foregoing and subject to the assumptions, limitations and qualifications stated herein, we are of the opinion that, upon assumption of the Warrants pursuant to the Merger Agreement and the execution of the Assumption Agreement by the parties thereto, the Warrants will constitute valid and binding obligations of the Company, enforceable in accordance with their terms.

Our opinions expressed herein are subject to the following qualifications and exceptions:

(i) the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination;

Board of Directors

TNL Mediagene

October 25, 2024

Page Three

(ii) limitations imposed by general principles of equity upon the availability of equitable remedies, and the effect of judicial decisions which have held that certain provisions are unenforceable where their enforcement would violate the implied covenant of good faith and fair dealing, or would be commercially unreasonable, or where their breach is not material;

(iii) we express no opinion as to the applicability of any regulatory statute, or rule or regulation of any regulatory agency, to the Company or the effect of any such statute, rule or regulation on the opinions expressed herein; and

(iv) our opinion is based upon current statutes, rules, regulations, cases and official interpretive opinions, and it covers certain items that are not directly or definitively addressed by such authorities.

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference of our firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Morrison & Foerster LLP